UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 27, 2013

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

55 East 52nd Street

New York, New York 10055

(Address of principal executive offices)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 27, 2013, Evercore Partners Services East L.L. C. (the “Borrower”), a subsidiary of Evercore Partners Inc. (the “Company”), obtained a line of credit from First Republic Bank (“FRB”) in an aggregate principal amount of up to $25 million. Proceeds of drawings under the facility may be used for working capital and general corporate purposes (including, but not limited to, the repurchase of the Company’s stock from time to time).

The line of credit is guaranteed by the Company’s subsidiaries Evercore LP and Evercore Group Holdings L.P. and is secured by (i) cash and cash equivalents of the Borrower held in a designated account with FRB, (ii) certain of the Borrower’s intercompany receivables and (iii) third party accounts receivable of the Company’s broker-dealer subsidiary Evercore Group L.L.C. Outstanding amounts under the facility are subject to a borrowing base based on a percentage of certain eligible receivables and certain cash and cash equivalents.

Drawings under the facility bear interest at the prime rate as published in The Wall Street Journal. The facility matures on June 27, 2014, and may be renewed or extended as mutually agreed by the Borrower and FRB. The facility may be terminated by the Borrower at any time (subject to repayment of amounts outstanding plus accrued interest and fees).

The facility includes certain customary affirmative and negative covenants, including a restriction on the Borrower’s ability to incur certain debt, other than unsecured debt incurred in the ordinary course of business and certain other customary exceptions. The facility also includes certain customary events of default, including failure to pay principal or interest when due. The facility also includes a requirement for the Borrower to cause the balance under the facility to be paid down in full for 30 consecutive days at least once prior to the maturity date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERCORE PARTNERS INC.

By:	/s/ Robert B. Walsh
Name:	Robert B. Walsh
Title:	Chief Financial Officer

Dated: July 3, 2013

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